EXHIBIT 99.1

For immediate release.	Contact: Mark Williams
913.307.1000

Mediware Continues Solid Revenue and Earnings Growth

Good financial management, growth in strategic markets and service revenues produce solid results despite economy; conference call scheduled for today, May 12 at 10:00 a.m. EDT, 9:00 a.m. CDT.

LENEXA, KS May 12 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of ClosedLoop™ clinical systems for blood and medication management, reported total revenue for its third fiscal quarter ended March 31, 2009, of $10,202,000, compared to $9,839,000 in the year ago quarter. Net income for the quarter was $483,000, or 6 cents per fully diluted share, compared to $316,000, or 4 cents per fully diluted share in the third quarter of fiscal 2008. The results for the quarter represent continuous growth this year in both sequential and year over year measurements.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann, said: “I’m pleased to report that all categories of our business experienced a very solid quarter. New system sales and service revenues increased quarter to quarter and year over year, and we have taken the right steps operationally to insulate Mediware from the impact of the economic downturn.”

Mediware’s continued strong earnings growth was driven by higher revenues and complemented by the company’s proactive cost management. Expense management programs resulted in a 10% reduction in quarterly SG&A costs.

“Strategic investments, including our recent acquisition of Hann’s On Software, are contributing to our results,” said Mann. “The Ascend pharmacy product is doing well in the smaller hospital markets and our distribution agreement with EMR provider, IntraNexus, is expected to increase sales over time. Our blood center technologies (BCT) business also continued to expand during the quarter. We added new customers as well as expanded existing relationships to broaden our market penetration.”

Among the recent highlights:

•	Continued expansion of multi-hospital customer relationships to add new sites and products.

•	Increased medication management service revenue by 40% on a year to date basis.

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JAC e-Prescribing software fueled continued expansion in UK National Program; revenues increased 30% year to date in the local currency, though contributions were negatively impacted by foreign currency exchange rates.

•	Addition of key blood center accounts increased market share to include the American Red Cross and 9 out of the top 10 independent blood centers.

•	Established distribution agreement with an electronic medical record (EMR) provider.

•	Proactive cost management delivered a 10% reduction in SG&A expenses.

•	Continued to repurchase shares under the approved share repurchase program.

Mr. Mann concluded: “Mediware continues to grow revenues, expand margins and, in spite of significant headwinds, continues to strengthen the balance sheet. I believe we are well positioned for the future.”

A conference call to discuss third quarter’s results is scheduled for today, Tuesday, May 12, 2009 at 10:00 am Eastern Daylight Time, 9:00 am Central Daylight Time.  Individuals seeking to participate in the teleconference are encouraged to register for access online at http://www.directeventreg.com/registration/event/98586091 at least 5 minutes prior to the start of the conference. The conference ID is 98586091. Participants may also register by phone by calling toll-free 888-869-1189 (direct dial 706-643-5902) fifteen minutes prior to the call.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is 98586091.  After 5 days, the replay will be available on the company’s web site: www.mediware.com.

Mediware Information Systems, Inc. Income Statement Highlights (in thousands, unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

System Sales	$2,700	$2,659	$7,152	$8,881
Services	$7,502	$7,180	$22,898	$20,361
Total Revenue	$10,202	$9,839	$30,050	$29,242
Expenses	$9,527	$9,527	$28,820	$28,908
Operating Income (loss)	$675	$312	$1,230	$334
Net Income (loss)	$483	$316	$1,004	$442
Earnings (loss) Per Share – Diluted	$0.06	$0.04	$0.13	$0.05

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of March 31,
	2009	2008

Cash and Cash Equivalents	$21,322	$20,766
Working Capital	$17,788	$18,279
Stockholders’ Equity	$40,747	$39,588

About Mediware
Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. For blood medication management, Mediware offers specialized solutions proven to improve operational effectiveness and clinical outcomes. Mediware customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  Visit www.mediware.com for more information about Mediware products and for other information about the company, which is regularly posted or otherwise available on its Investor Relations page.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Mediware's Annual Report on Form 10-K for the year ended June 30, 2008 and in Mediware’s subsequent Quarterly Reports on Form 10-Q, which may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements.  Mediware disclaims any obligation to update its forward-looking statements.